SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 11, 2007

TEXADA VENTURES INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-51563 (Commission File Number)	98-0431245 (IRS Employer Identification No.)

Suite 720-990 West Broadway, Vancouver, B.C., Canada V5Z 1K5

(Address of Principal Executive Offices and Zip Code)

(604) 562-6915

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or Former Address, if Changed Since Last Report)

Item 1.01.	Entry into a Material Definitive Agreement

On November 9, 2006, we reported that we entered into a letter agreement (the “Letter Agreement”) with Link Investment Holdings S.A., a Luxembourg company (“Link”). On January 11, 2007, we entered into a term sheet (the “Term Sheet”) with Paddington Gold Holdings Pty. Ltd, an Australian company (“Paddington Holdco”), and Link, the parent company of Paddington Holdco, that superseded and replaced the Letter Agreement. Pursuant to the Term Sheet, we (and the shareholders of Paddington Holdco) have arranged for investors to advance $5 million (Australian dollars) to facilitate a deposit paid by Paddington Holdco in connection with the acquisition by Paddington Holdco from Barrick (PD) Australia Limited, an Australian company (“Barrick”), of certain mineral assets located in Australia. We arranged for the provision of the $5 million (Australian dollars) as the first step in the proposed acquisition by our Company of all of the issued and outstanding share capital of Paddington Holdco, in exchange for (a) the issuance by our Company of 9,000,000 shares of our Company’s common stock to the shareholders of Paddington Holdco and (b) advancing the consideration required for Paddington Holdco to purchase the mineral assets of Barrick. To fund the acquisition by our Company of the issued and outstanding shares of Paddington Holdco, we expect to commence a financing to raise up to US$60 million.

We agreed that concurrent with the acquisition of the mineral assets by Paddington Holdco from Barrick, we would pay a finder’s fee to each of Fred Swaab and Len van der Sluijs in the amount of US$500,000 in cash and shares of our Company’s common stock with a value of US$1.2 million (based on a price to be determined). Additionally, we agreed to reimburse Fred Swaab US$250,000 for expenses incurred in connection with the acquisition.

Closing is contingent upon, among other things, us raising at least US$55 million in financing. The issuance of securities in connection with the proposed financing are anticipated to be issued in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Due to certain conditions precedent to closing, and the risk that these conditions precedent will not be satisfied, there is no assurance that we will complete the financing or the transactions contemplated by the Term Sheet.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXADA VENTURES INC.
Date: January 11, 2007	By: /s/ John Veltheer Name: John Veltheer Title: President, Secretary, Treasurer and Director

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